Exhibit 10.1

                                 Greg A. Nuttall
                             43 Willowbank Boulevard
                                Toronto, Ontario
                                     M4R 1B7


January 25, 2005


Swiss Medica, Inc.
53 Yonge Street
Toronto, ON
M5E 1J3


ATTENTION:
Bryson Farrill, Chairman
Raghu Kilambi, CEO


Dear Sirs:


I hereby resign as Vice-Chairman of the Board and Executive Vice-President of Swiss Medica, Inc.

I am tremendously proud of Swiss Medica and what we have accomplished since founding it almost two years ago. As you know, I am resigning only so that I am able to take the position of Chairman and CEO of Woodland Chemical Systems Inc. I have no doubt Swiss Medica will continue to grow and be successful, and I look forward to continuing to play a role in that success as an advisor.


Best regards,

/s/ Greg A. Nuttall

Greg A. Nuttall